Pricing Sheet dated December 23, 2009 relating to

Offering Summary dated December 4, 2009

Medium-Term Notes, Series D

No. 2009-MTNDD458

Filed Pursuant to Rule 433

Registration Nos. 333-157386 and 333-157386-01

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

8.00% ELKS® Based Upon the Common Stock of General Electric Company Due January 26, 2011

Equity Linked Securities (“ELKS®”)

PRICING TERMS – DECEMBER 23, 2009
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the ELKS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the ELKS are not principal protected, you may receive an amount at maturity that is less than the stated principal amount of your initial investment.
Aggregate principal amount:	$35,420,000
Stated principal amount:	$10 per ELKS
Issue price:	$10 per ELKS (see “Underwriting fee and issue price” below)
Maturity date:	January 26, 2011
Payment at maturity:	For each $10 ELKS: (1) a fixed number of shares of the underlying equity equal to the equity ratio (or, if you exercise your cash election right, the cash value of those shares based on the closing price of the underlying equity on the valuation date) if the trading price of the underlying equity at any time on any trading day (whether intra-day or at the close of trading on any day) from but excluding the pricing date to and including the valuation date declines to or below the downside threshold price, or (2) $10 in cash.
Equity ratio:	0.64893 (the stated principal amount divided by the initial equity price, subject to antidilution adjustments for certain corporate events)
Downside threshold price:	$11.558, (75.00% of the initial equity price).
Initial equity price:	$15.41, the closing price of the underlying equity on the pricing date.
Valuation date:	January 21, 2011
Coupon:	8.00% per annum, paid monthly and computed on the basis of a 360-day year of twelve 30-day months.
Underlying equity:	The Common Stock of General Electric Company (NYSE symbol: “GE”).
Pricing date:	December 23, 2009
Issue date:	December 29, 2009
Listing:	The ELKS will not be listed on any securities exchange.
CUSIP number:	17314V809
ISIN:	US17314V8090
Underwriter:	Citigroup Global Markets Inc., an affiliate of the Issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” of the related offering summary.

Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)(2)	Proceeds to issuer
Per ELKS	$10.0000	$0.2000	$9.8000
Total	$35,420,000	$708,400	$34,711,600

(1) The actual price to public and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of ELKS purchased by that investor. The lowest price payable by an investor is $9.9250 per ELKS. Please see “Syndicate Information” on page 8 of the related offering summary for further details.

(2) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of $0.2000 for each ELKS they sell. See “Fees and selling concessions” on page 7 of the related offering summary. The selling concession may be reduced for volume purchase discounts depending on the aggregate amount of ELKS purchased by an investor. See “Syndicate Information” on page 8 of the related offering summary.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE OFFERING SUMMARY DESCRIBING THE OFFERING, THE RELATED ELKS PRODUCT SUPPLEMENT, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Offering Summary filed on December 4, 2009:

http://www.sec.gov/Archives/edgar/data/1318281/000119312509247723/dfwp.htm

ELKS Product Supplement filed on December 4, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000119312509247439/d424b2.htm

Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

THE ELKS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR

ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including an ELKS product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the ELKS product supplement, prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the ELKS product supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.